Exhibit 99.1
MedQuist Inc. Gives Notice of Intent to Voluntarily Delist from NASDAQ
FRANKLIN, TN — March 24, 2011 — MedQuist Inc. (NASDAQ: MEDQ) (the “Company”), announced that it has today given formal written notice to the Global Market of The NASDAQ Stock Market, LLC (“NASDAQ”) of its intention to voluntarily delist its common stock from NASDAQ. The Company will file a Form 25 with the Securities Exchange Commission on April 4, 2011. The Company anticipates that NASDAQ will suspend trading in the common stock within ten days of submission of its written notice and expects the delisting from NASDAQ to become effective April 14, 2011, ten days after filing its Form 25. The Company will remain subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.
Through a series of transactions MedQuist Holdings Inc. (“Holdings”) has increased its holdings (direct and indirect) of the outstanding common stock of the Company from 69.5% to approximately 97%. The Company’s Board of Directors authorized the delisting of the Company’s common stock from NASDAQ after examining the positions that constitute the approximately 3% of the outstanding common stock of the Company not held by Holdings and determining that it is in the best interests of the Company’s shareholders to remove the Company’s common stock from listing on NASDAQ.
About MedQuist
MedQuist is a leading provider of medical transcription services, and a leader in technology-enabled clinical documentation workflow. MedQuist’s enterprise solutions — including mobile voice capture devices, speech recognition, Web-based workflow platforms, and global network of medical editors — help healthcare facilities improve patient care, increase physician satisfaction, and lower operational costs. For more information, please visit www.medquist.com.